EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (Thousands Except Per Share Amounts)

                                      Three Months Ended    Six Months Ended
                                         September 30         September 30
                                        1996      1995       1996      1995

Primary Earnings Per Share
Net income                            $ 1,279    $ 4,075   $ 3,491    $ 8,724
Preferred stock dividends                                        1          1

                                      $ 1,279    $ 4,075   $ 3,490    $ 8,723

Shares outstanding
  Weighted average common shares       12,344     12,341    12,343     12,341
  Net common shares issuable on
    exercise of stock options              25         43        18         24
  Average common shares outstanding
    as adjusted                        12,369     12,384    12,361     12,365

Primary earnings per share               $.10       $.33      $.28       $.71


Fully Diluted Earnings Per Share
Net income                            $ 1,279    $ 4,075   $ 3,491    $ 8,724

Shares outstanding
  Average common shares as adjusted
    for primary computation            12,369     12,384    12,361     12,365
  Common shares issuable if the
    preferred stock was converted
    at the beginning of the year            4          5         4          5
  Additional common shares issuable
    on exercise of stock options           44         47        25         24
  Average common shares outstanding
    as adjusted                        12,417     12,436    12,390     12,394

  Fully diluted earnings per share       $.10       $.33      $.28       $.71











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